EXHIBIT F
                                                              August 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp., et al.
                  Application-Declaration on Form U-1 (File No. 70-_____)

Ladies and Gentlemen:

         I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"), and its subsidiaries including Cinergy Investments, Inc., a Delaware corporation, Cinergy Solutions Holding Company, Inc., a Delaware corporation, and Cinergy Marketing & Trading, LP, a Delaware limited partnership (all of the foregoing, collectively, "Applicants"). This opinion letter is an exhibit to the above-referenced application-declaration on Form U-1 (the "Application") filed today under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Cinergy and the other Applicants.

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. All state laws applicable to the proposed transactions will be complied with.

     2. The Applicants will legally acquire any securities or assets of Rule 58 companies acquired pursuant to the proposed transactions.

     3. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any other Applicant or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and all legal requirements and authorizations applicable thereto, including, without limitation, the Commission's order requested therein and any internal corporate authorizations.

         I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II